Brighthouse FINANCIAL®
Build for what's ahead®

PROFESSIONAL

Keep Your Business Growing in 2024 and Beyond

Our Brighthouse Shield® Level Select 6-Year Annuity is now available at Fifth Third Securities.

Balance Is Built in With Shield Level Annuities

Brighthouse Shield® Level Annuities were designed to help clients take advantage of growth opportunities in up markets while providing a level of protection in down markets. Adding a Shield annuity to a client's portfolio may help provide the balance and diversification needed to keep their plans on track – all with no annual fees.[1]

Brighthouse Shield Level Select 6-Year Annuity offers :

- A level of protection in down markets
- An opportunity for growth in up markets
- No annual fees

For Financial Professional Use Only. Not For Public Distribution.

Talk to your Brighthouse Financial® wholesaler to learn more about Shield Level annuities. Call our Sales Desk at **(855) 459-7277** or visit **brighthousefinancialpro.com** for more information.

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[1] Withdrawals may be subject to withdrawal charges.

This is not an offering of any securities for sale in New York. This communication refers to Brighthouse Shield® Level Select 6-Year Annuity, Brighthouse Shield® Level Select 3-Year Annuity, and Brighthouse Shield® Level Select Advisory Annuity, collectively referred to as "Shield® Level annuities" or "Shield® annuities." These products are index-linked annuities issued by, with product guarantees solely the responsibility of, Brighthouse Life Insurance Company, Charlotte, NC 28277, on Policy Form L-22494 (09/12)-AV ("Brighthouse Financial"). Shield Level annuities are distributed by Brighthouse Securities, LLC (member FINRA). All are Brighthouse Financial affiliated companies. Shield Level annuities have charges, termination provisions, and terms for keeping them in force. Please contact a financial professional for complete details. Product availability and features may vary by state or firm. Brighthouse Financial® and its design are registered trademarks of Brighthouse Financial, Inc. and/or its affiliates.

Shield Level annuities are registered with the SEC. Before you invest, you should read the prospectus in the registration statement and other documents Brighthouse Life Insurance Company has filed for more complete information about the company and the product. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. You may also request a prospectus from your financial professional or directly from Brighthouse Financial at (888) 243-1932 or brighthousefinancial.com.

• NOT A DEPOSIT • NOT FDIC INSURED • NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY
• NOT GUARANTEED BY ANY BANK OR CREDIT UNION • MAY LOSE VALUE

Brighthouse Life Insurance Company
11225 North Community House Road
Charlotte, NC 28277

For Financial Professional Use Only. Not For Public Distribution.